Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS COMPLETES THE ACQUISITION OF

ROBERTSON-CECO CORPORATION

EXPECTS TRANSACTION TO ACCELERATE FISCAL 2006 EARNINGS GROWTH

HOUSTON (April 7, 2006) – NCI Building Systems, Inc. (NYSE: NCS) today announced that it has completed the acquisition of Robertson-Ceco Corporation (“RCC”) for $370 million in cash. RCC operates the Robertson Building Systems, Ceco Building Systems, Star Building Systems and Steelspec divisions, and is a leader in the metal buildings industry. For the year ended December 31, 2005, RCC had revenues of approximately $430 million.

A.R. Ginn, NCI’s Chairman and Chief Executive Officer, commented, “We expect our acquisition of Robertson-Ceco will have a significant positive impact on each of our companies and their stakeholders, both in the short and long term. Through this transaction, we have created an organization with greater product and geographic diversification, a stronger customer base and a more extensive distribution network than either company had separately. Our employees are highly enthusiastic about the best-practice opportunities the combination of our companies presents. In addition, we have already received very positive reactions from many of our customers about the potential inherent in our enhanced ability to provide a more comprehensive array of products, high quality customer service and improved productivity and operating efficiencies.

“We also remain confident of the continuing potential for this transaction to create added shareholder value. We are already engaged in integrating RCC’s operations into NCI’s, and we expect the expanded revenues, increased economies of scale and improved engineering and manufacturing efficiency resulting from the acquisition will have an accretive impact on earnings for fiscal 2006 and beyond. We intend to provide revised guidance for fiscal 2006 in a press release scheduled for May 8, 2006. Our second-quarter earnings release is scheduled for May 31, 2006.”

- MORE -

10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Completes Acquisition

April 7, 2006

This release contains forward-looking statements concerning the anticipated effects of the RCC acquisition on NCI’s revenues, earnings, earnings growth, market leadership position and leverage. Some factors that could affect the anticipated financial effects include industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of NCI’s raw material suppliers, competitive activity and pricing pressure, NCI’s ability to execute its acquisition strategy and general economic conditions affecting the construction industry. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, NCI Building Systems, Inc. has included in its Annual Report on Form 10-K for the fiscal year ended October 29, 2005, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates 44 manufacturing and distribution facilities located in 17 states, as well as Mexico and Canada.

- END -